Exhibit 12.1
iPayment, Inc.
iPayment Holdings, Inc.
Computation of Ratio of Earnings to Fixed Charges

							Period from
						Six months	January 1	May 24
						ended June	through	through
	Year ended December 31,					30,	May 23,	June 30,
($ in thousands, except ratio data)	2006	2007	2008	2009	2010	2010	2011	2011
	Pre-
	predecessor/
	Predecessor
	Combined	Predecessor	Predecessor	Predecessor	Predecessor	Predecessor	Predecessor	Successor

Fixed Charges:
Interest expense(1)	$44,820	$60,216	$56,289	$46,488	$45,662	$22,820	$15,578	$7,237
Interest portion of rental expense(2)	96	115	130	166	151	75	33	14

Total fixed charges(3)	$44,916	$60,331	$56,419	$46,654	$45,813	$22,895	$15,611	$7,251
Earnings:
Pre-tax income (loss)(4)	$3,642	$11,436	$25,395	$24,064	$41,177	$18,149	$(681)	$192
Fixed charges(3)	44,916	60,331	56,419	46,654	45,813	22,895	15,611	7,251
Minority interest income (loss)	682	—	(987)	(3,588)	—	—	—	—

Total earnings(5)	$49,240	$71,767	$80,827	$67,130	$86,990	$41,044	$14,930	$7,443
Ratio of earnings to fixed charges(6)(7)	1.13x	1.20x	1.41x	1.44x	1.90x	1.80x	—	1.03x

(1)	Interest expense of Holdings and its consolidated subsidiaries for the period from May 24 through June 30, 2011 is $9.2 million.

(2)	An estimate of interest within rental expense is calculated using our weighted average interest rate for each period.

(3)	Total fixed charges of Holdings and its consolidated subsidiaries for the period from May 24 through June 30, 2011 is $9.2 million.

(4)	The pre-tax loss of Holdings and its consolidated subsidiaries for the period from May 24 through June 30, 2011 is $1.8 million.

(5)	The total loss of Holdings and its consolidated subsidiaries for the period from May 24 through June 30, 2011 is $1.8 million.

(6)	The total earnings of iPayment and its consolidated subsidiaries for the period from January 1 through May 23, 2011 were insufficient to cover fixed charges by $16.3 million.

(7)	The total earnings of Holdings and its consolidated subsidiaries for the periods from January 1 through May 23, 2011 and May 24 through June 30, 2011 were insufficient to cover fixed charges by $18.0 million and $11.0 million, respectively.